Exhibit 10.1

ONDAS HOLDINGS INC.

RELEASE AGREEMENT

This Release Agreement (“Release”) is entered into between Ondas Holdings Inc., together with its existing and future direct and indirect subsidiaries (the “Company”), and Derek Reisfield (“Executive”) (each individually, a “Party,” and collectively, the “Parties”). The Parties hereby agree as follows:

Executive acknowledges and agrees that this Release, the surviving provisions of the Letter Agreement, dated as of December 9, 2021 (“Letter Agreement”), Executive previously entered into with the Company, and the surviving provisions of the Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement, dated as of June 3, 2020 (“IP Agreement”), Executive previously entered into with the Company, constitute the complete, final, and exclusive embodiment of the entire agreement between the Company and Executive with regard to Executive’s employment and the separation of Executive’s employment with the Company and supersede all prior and contemporaneous agreements, understandings, inducements, or conditions, expressed or implied, oral or written.

Executive acknowledges that Executive’s employment with the Company separated effective September 18, 2023 (the “Separation Date”). Pursuant to the terms of the Letter Agreement, Executive understand that if Executive timely signs and does not timely revoke this Release, then: (a) the Company will provide Executive with the severance payments set forth in Section 6(a)(ii) of the Letter Agreement (“Severance”), less applicable taxes and withholdings, which will be paid in installments on the Company’s regular payroll dates, with the first payment beginning on the first payroll period the Company may reasonably process the payment after the Effective Date (as defined below) and including any catch-up payments from the Separation Date to the date of the first installment; and (b) if Executive is eligible to elect to continue healthcare insurance benefits pursuant to COBRA and timely elects such coverage, the Company will directly pay the COBRA premiums for the continuation of Executive’s coverage under COBRA for up to six (6) months (the “Benefits” and collectively with the Severance, “the Severance Benefits”). Executive understands that the Severance is subject to applicable payroll withholding deductions. Executive agrees that the Severance Benefits exceed anything due from the Company and/or the Released Parties (as defined below) to Executive, and that Executive has no further entitlement to or claim for any other wages, severance, bonuses, benefits, equity, vacation, damages, attorneys’ fees or costs or any other sum of money for any reason whatsoever. Executive further acknowledge that payment of any amounts to or on behalf of Executive per the Letter Agreement or this Release does not, in any way, extend the period of employment or continuous service with the Company beyond the Separation Date or confer any other rights or benefits other than what may be set forth expressly herein. Notwithstanding the foregoing, Executive is entitled to $22,713.08 of accrued vacation.

In consideration of the Severance Benefits and the Company’s limited release below, Executive hereby fully and completely releases, acquits, and forever discharges, to the full extent permitted by law, the Company, its past, present, and future parents and subsidiaries, and its and their past, present, and future officers, directors, members, agents, employees, shareholders, attorneys, insurers, administrators, employee benefits plans, successors, assigns and affiliates (collectively, the “Released Parties”), of and from any and all claims, rights, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Executive may have as a result of any third party action against Executive based on Executive’s employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date Executive executes this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of Executive’s employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action. Executive represents that Executives knows of no claim that Executive has against the Released Parties that has not been released by this paragraph. Executive understands and agrees that this Release will constitute a bar to any claim or cause of action that Executive has waived in this Release. Executive further understands and agrees that this Release is binding on Executive and on anyone who succeeds to Executive’s rights. Executive represents that Executive has not assigned, transferred, or purported to assign or transfer, to any person or entity whatsoever, any claim released in this paragraph, and that Executive has not filed nor caused to be filed, and is not presently a party to, any claims, charges, lawsuits or arbitrations against any of the Released Parties in any forum. Executive also promises not to sue or participate in any lawsuit or arbitration against any of the Released Parties, either individually or as a class member or a claimant in a collective action, alleging any claim covered by the release in this paragraph.

Without limiting the generality of the foregoing, Executive acknowledges that Executive is hereby knowingly and voluntarily waiving and releasing any claims and rights Executive may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”). Executive also acknowledges that the Severance Benefits provided to Executive in consideration for the waiver and release in this Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (A) Executive’s waiver and release does not apply to any rights or claims that may arise after the date Executive execute this Release; (B) this Release does not affect Executive’s rights to any vested retirement benefits or other accrued benefit to which Executive is already entitled, any claims for workers’ or unemployment compensation, any claims to enforce this Release, or any claims to challenge the validity of this Release under the ADEA; (C) Executive has the right to consult with an attorney prior to executing this Release; (D) Executive has twenty-one (21) days from the date Executive received this Release to consider signing this Release and return a signed copy to the Company’s CEO, Eric Brock, via email at eric.brock@ondas.com (although Executive may choose to voluntarily execute this Release earlier); (E) Executive has seven (7) days following Executive’s execution of this Release to revoke this Release by sending written notice of revocation to the Company’s CEO, Eric Brock, via email at eric.brock@ondas.com with a copy sent via U.S. mail to 411 Waverley Oaks Road, Suite 114, Waltham, MA 02452 postmarked no later than the last day of the seven-day period; and (F) this Release shall not be effective until the eighth (8th) day after Executive executes this Release (the “Effective Date”), provided that Executive has timely returned a signed copy of this Release to the Company within the twenty-one (21) day review period and has not timely revoked this Release in the seven-day revocation period.

Executive acknowledges and understands that nothing in this Release limits Executive’s rights to: file a charge with, provide information to, or participate in an investigation or proceeding conducted by any federal, state or local government agency responsible for enforcing any law; report possible violations of any law or regulation to any such agency; make other disclosures protected under whistleblower provisions of any law or regulation; or disclose or discuss a sexual assault or sexual harassment dispute arising after this Release is signed by Executive. Notwithstanding the foregoing, by signing below, Executive acknowledges and agrees that Executive hereby waives not only Executive’s right to recover money or any other relief in any action Executive might commence, but also Executive’s right to recover in any action brought by any government agency or other party, whether brought on Executive’s behalf or otherwise; provided, however, Executive may recover money properly awarded by the U.S. Securities and Exchange Commission (“SEC”) as a reward for providing information to the SEC.

Executive acknowledges that in certain states the laws provide language similar to the following: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor or released party.” Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to Executive’s release of any claims Executive may have against the Company or the other Released Parties.

During the two (2) year period following the Separation Date, Executive agrees Executive will not in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the Company or its subsidiaries, affiliates, successors, assigns, officers, directors, employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of the Company, its subsidiaries, affiliates, successors, assigns, officers, directors, employees, shareholders, agents, attorneys or representatives, or any of their products or services. Executive understands that nothing in this paragraph is intended to limit Executive’s ability to file a complaint or disclose any facts relating to a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”), the SEC, or any other federal, state, or local government agency or commission, nor does anything in this paragraph prevent Executive from disclosing factual information regarding any allegations made against the Company in any civil action or administrative action for sexual harassment, sexual assault, workplace harassment or discrimination based upon sex, or retaliation against a person for reporting sexual harassment, sexual assault, or workplace harassment or discrimination based upon sex.

Provided that Executive timely signs and does not revoke this Release, the Company hereby releases and forever discharges Executive of and from all claims, rights, demands, actions, obligations, and liabilities of every kind, known or unknown, which the Company may have against Executive arising through the date this Release is signed by the Company (collectively “Company Claims”), except for Company Claims against Executive arising out of or related to any act or omission by Executive that constitutes willful misconduct, gross negligence, fraud, improper self-dealing, embezzlement, misappropriation of funds, breach of fiduciary duty, breach of the IP Agreement, breach of the Letter Agreement, knowing violation of applicable law, knowing and material violation of Company policy applicable to Executive, or other material act of dishonesty against the Company. Further, the Company is not releasing or waiving any rights which might arise after the date the Company signs this Release, or any claims arising out of or related to Executive’s breach of this Release.

Executive understands and agrees that if at any time after Executive signs this Release, Executive breaches the terms of this Release or the surviving terms of the IP Agreement, then the Company’s obligations to provide Executive with the Severance Benefits shall cease immediately. Further, nothing in this Release prevents the Company from pursuing an injunction or other equitable or legal remedy to enforce this Release. Should a court of competent jurisdiction determine that Executive’s waiver and release above is invalid, void or unenforceable, then Executive agrees the Company’s obligations under this Release are null and void, including the Company’s limited release herein, and Executive shall return to the Company the Severance Benefits already provided to Executive or on Executive’s behalf. If any other provisions in this Release are held by a court or arbitrator of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force. Executive agrees that any dispute, controversy or claim arising out of or related to this Release, to the maximum extent allowed by applicable law, shall be resolved in accordance with the terms and conditions of the arbitration provisions in Section 12 of the Letter Agreement, which such terms and conditions are incorporated herein by reference and apply to this Release as if they were fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Release as of the dates set forth below.

EXECUTIVE		ONDAS HOLDINGS INC.

By:	/s/ Derek Reisfield	By:	/s/ Eric A. Brock
Name:	Derek Reisfield	Name:	Eric A. Brock
		Title:	Chief Executive Officer

Date:	September 21, 2023	Date:	September 21, 2023

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